      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1999
                                                      REGISTRATION NO. 333-77263
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             R&B FALCON CORPORATION
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                         1381                        76-0544217
 (State or Other Jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of Incorporation or        Classification Code Number)        Identification No.)
        Organization)

                                901 THREADNEEDLE
                              HOUSTON, TEXAS 77079
                                 (281) 496-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                LEIGHTON E. MOSS
                             R&B FALCON CORPORATION
                                901 THREADNEEDLE
                              HOUSTON, TEXAS 77079
                                 (281) 496-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

                                 W. MARK YOUNG
                      GARDERE WYNNE SEWELL & RIGGS, L.L.P.
                           1000 LOUISIANA, SUITE 3400
                           HOUSTON, TEXAS 77002-5007
                                 (713) 276-5864
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement and upon consummation of the exchange offer described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]
------------
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                             R&B FALCON CORPORATION
                                 EXCHANGE OFFER
                                      FOR
                   $100,000,000 9 1/8% SENIOR NOTES DUE 2003
                                      AND
                   $300,000,000 9 1/2% SENIOR NOTES DUE 2008
                             ---------------------
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON JUNE 11, 1999, UNLESS EXTENDED
                             ---------------------
                            TERMS OF EXCHANGE OFFER

     - We are offering a total of $100 million of our 9 1/8% Series B Senior Notes Due 2003 for an equal amount of our outstanding 9 1/8% Series A Senior Notes Due 2003 and a total of $300 million of our 9 1/2% Series B Senior Notes Due 2008 for an equal amount of our outstanding 9 1/2% Series A Senior Notes Due 2008

     - The exchange offer expires 5:00 p.m., New York City time, June 11, 1999, unless extended

     - The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission

     - We will exchange all outstanding notes that are validly tendered and not validly withdrawn

     - Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer

     - The exchange of notes will not be a taxable exchange for the U.S. federal income tax purposes

     - We will not receive any proceeds from the exchange offer

     - The terms of the notes to be issued are substantially identical to the outstanding notes, except they do not contain the transfer restrictions and registration rights relating to the outstanding notes

                             ---------------------
      SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF MATTERS THAT YOU SHOULD CONSIDER PRIOR TO DECIDING WHETHER TO EXCHANGE YOUR NOTES IN THE EXCHANGE OFFER.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                  The date of this Prospectus is May 10, 1999

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
RISK FACTORS................................................   11
FORWARD-LOOKING STATEMENTS..................................   15
THE EXCHANGE OFFER..........................................   17
USE OF PROCEEDS.............................................   24
CAPITALIZATION..............................................   25
DESCRIPTION OF THE NOTES....................................   27
UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-UNITED STATES
  HOLDERS...................................................   51
PLAN OF DISTRIBUTION........................................   53
WHERE YOU CAN FIND MORE INFORMATION.........................   53
INCORPORATION BY REFERENCE..................................   53
LEGAL MATTERS...............................................   54
INDEPENDENT PUBLIC ACCOUNTANTS..............................   54

                             ---------------------

                                    SUMMARY

     This summary highlights selected information from this prospectus to help you understand the exchange offer and the exchange notes. You should carefully read the entire prospectus to understand fully the terms of the exchange offer and the exchange notes, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to the "Risk Factors" section beginning on page 11 of this prospectus.

                                  THE COMPANY

     We own and operate the world's largest fleet of marine drilling rigs. Our fleet is one of the most diverse in the industry, capable of drilling in shallow to ultra-deepwater depths. We currently operate in most of the world's major offshore hydrocarbon producing regions. We believe that our fleet diversity and worldwide operations allow us to mitigate revenue and cash flow impacts associated with a major downturn in any single segment of the drilling industry or geographic region.

     Our overall strategy is to enhance our competitive positions in markets that generate superior long-term returns. We focus on equipment types that serve markets with long-term growth potential, can benefit from consolidation, or are characterized by long-term contracts. As a result of this strategy, we have become one of the largest drilling contractors in the deepwater, shallow water and transition zone markets.

                              RECENT DEVELOPMENTS

     On March 26, 1999, we issued $200 million of our 12 1/4% Senior Notes due 2006. Also on that date, RBF Finance Co., a limited purpose finance company affiliated with us, issued $400 million of its 11% Senior Secured Notes due 2006 and $400 million of its 11 3/8% Senior Secured Notes due 2009. We borrowed the proceeds from these notes from RBF Finance Co. in ten separate loans, each of which is secured by one of our drilling rigs or the construction contract to build a drilling rig. We also guaranteed the notes that RBF Finance Co. issued. We are using the proceeds from the loans from RBF Finance Co. to finance the costs of acquiring, constructing, repairing and improving the drilling rigs that are security for the loans. To the extent we have already paid these costs, we are using the proceeds for general corporate purposes, including the repayment of debt. We are using the net proceeds from our offering of the $200 million senior notes for general corporate purposes, including the repayment of debt. For accounting purposes, we will consolidate RBF Finance Co.

     On April 7, 1999, Steven Webster, our president and chief executive officer, announced that he will resign from these officer positions effective May 31, 1999. Mr. Webster will remain a director of our company. Mr. Paul Loyd, our chairman of the board, will become our chief executive officer.

     On April 15, 1999, BP Amoco cancelled its drilling contract with us for our drillship Peregrine VII in accordance with the terms of the contract because we had not delivered this rig on time. We are currently marketing this rig. As part of this marketing effort, we met with Petrobras in early April 1999 to discuss possible drilling contracts for our drilling rigs Peregrine VII and the Deepwater Frontier for the periods we are obligated to use this rig. During these discussions, Petrobras indicated that it may seek to cancel the contract for the Falcon 100 based on its interpretation of the cancellation provisions of this contract. We do not believe that Petrobras has the right to cancel the contract for the Falcon 100.

     On April 22, 1999, we issued 300,000 units, each consisting of one share of preferred stock and a warrant to purchase 35 shares of our common stock, in a private placement. The preferred stock provides for a liquidation preference of $1,000 per share and cumulative dividends, payable quarterly, at a rate of 13 7/8% per year. We may pay these dividends in additional shares of preferred stock for up to five years. We will have the right to exchange the preferred stock for subordinated debentures when we could do so without violating the covenants in our existing debt documents. We must redeem the preferred stock at a price equal to its liquidation preference on May 1, 2009. Each warrant entitles the holder to purchase 35 shares of our common stock, for an aggregate of 10,500,000 shares, at a purchase price of $9.50 per share. The warrants are exercisable at any time after they separate from the preferred stock, which will occur no later than October 22, 1999. The warrants expire on May 1, 2009. We are using the approximately $289 million net proceeds from this offering for general corporate purposes, including funding our deepwater rig construction program.

                       SUMMARY OF TERMS OF EXCHANGE OFFER

     In December 1998, we completed the private offering of $100 million principal amount of our 9 1/8% Senior Notes due 2003 and $300 million principal amount of our 9 1/2% Senior Notes due 2008. In connection with that offering, we agreed, among other things, to deliver to you this prospectus and to use our best efforts to complete the exchange offer by June 20, 1999.

THE EXCHANGE OFFER.........  We are offering to exchange:

                             - up to $100 million principal amount of our 9 1/8%
                               Series B Senior Notes due 2003 which have been registered under the Securities Act for an equal amount of our outstanding 9 1/8% Series A Senior Notes due 2003, and

                             - up to $300 million principal amount of our 9 1/2%
                               Series B Senior Notes due 2008 which have been registered under the Securities Act for an equal amount of our outstanding 9 1/2% Series A Senior Notes due 2008.

                             The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes except that the exchange notes have been registered under the Securities Act. In order to be exchanged, an outstanding note must be properly tendered and accepted. You may tender outstanding notes only in integral multiples of $1,000.

                             As of this date, $400 million principal amount of the notes are outstanding. The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

RESALE OF THE EXCHANGE
NOTES......................  Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                             - you are acquiring the notes issued in the
                               exchange offer in the ordinary course of business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the notes issued to you in the exchange offer;

                             - you are not a broker-dealer who purchased such
                               outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

                             - you are not an "affiliate" of our company.

                             Each broker-dealer that acquires notes in the exchange offer for its own account in exchange for notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the notes issued in the exchange offer. The letter of transmittal states that by making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the

                             Securities Act. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the notes issued to it in the exchange offer. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales. We believe that no registered holder of the outstanding notes is an affiliate (as this term is defined in Rule 405 of the Securities Act) of our company.

EXPIRATION DATE............  The exchange offer will expire at 5:00 p.m., New
                             York City time, June 11, 1999, unless we extend the expiration date.

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  OUTSTANDING NOTES........  If we consummate the exchange offer by June 1,
                             1999, the exchange notes will bear interest from December 22, 1998. If we consummate the exchange offer after June 1, 1999, the exchange notes will bear interest from June 15, 1999. Holders of outstanding notes that are accepted for exchange will not have the right to receive any payment of interest on those notes accrued from December 22, 1998 (if we consummate the exchange offer by June 1, 1999) or June 15, 1999 (if we consummate the exchange offer after June 1, 1999) to the date of the issuance of the exchange notes. Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on June 15, 1999 (the first interest payment date) or December 15, 1999 (the second interest payment date) that they would have received had they not accepted the exchange offer.

TERMINATION OF THE EXCHANGE
  OFFER....................  We may terminate the exchange offer if we determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the SEC of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. We must pay increased interest on the notes if we fail to consummate the exchange offer.

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES........  If you are a holder of a note and you wish to tender your note for exchange in the exchange offer, you must send to Chase Bank of Texas, National Association, as exchange agent, on or before the expiration date:

                             either

                             - a properly completed and duly executed letter of
                               transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

                             - an agent's message transmitted by means of The
                               Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

                             and, the exchange agent must receive on or before the expiration date either

                             - a timely confirmation of book-entry transfer of
                               your outstanding notes into the exchange agent's account at The Depository Trust Company; or

                             - the documents necessary for compliance with the
                               guaranteed delivery procedures described below.

                             By executing the letter of transmittal, each holder will represent to us that, among other things:

                             - the person receiving the exchange notes is
                               obtaining the exchange notes in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder,

                             - neither the holder nor any other person acting
                               for the holder has an arrangement or
                               understanding with any person to participate in the distribution of the exchange notes, and

                             - neither the holder nor any such other person is
                               an "affiliate," as defined in Rule 405 under the Securities Act, of our company.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  If you are the beneficial owner of notes and your name does not appear on a security position listing of The Depository Trust Company as the holder of your notes, or if you are a beneficial owner of registered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your notes in the exchange offer, you should contact the person in whose name your notes are registered promptly and instruct that person to tender on your behalf. If you wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES.................  If you wish to tender your notes and time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or you cannot complete the procedure for book-entry transfer or deliver certificates for registered notes on time, you may tender your notes pursuant to the procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedure."

WITHDRAWAL RIGHTS..........  You may withdraw the tender of your notes at any time prior to 5:00 p.m. on the expiration date.

FEDERAL TAX CONSEQUENCES...  The exchange of the notes will generally not be a taxable event for United States federal income tax purposes.

USE OF PROCEEDS............  We will not receive any proceeds from the issuance of notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

EXCHANGE AGENT.............  Chase Bank of Texas, National Association, the
                             trustee under the indenture governing the notes, is serving as the exchange agent in connection with the exchange offer. The exchange agent can be reached at:

                             Chase Bank of Texas, National Association
                             c/o The Chase Manhattan Bank
                             55 Water Street, North Building, Room 234
                             Windows 20 and 21
                             New York, New York 10041

                             The telephone number for the exchange agent is
                             (212) 638-0454, and the facsimile number for the exchange agent is (212) 638-7380 or (212) 638-7381
                             (eligible institutions only).

CONSEQUENCES OF NOT
  EXCHANGING OUTSTANDING
  NOTES....................  If you do not exchange your outstanding notes for exchange notes, you will no longer be able to require us to register the outstanding notes under the Securities Act. In addition, you will not be able to offer or sell the outstanding notes unless:

                             - they are registered under the Securities Act; or

                             - you offer or sell them under an exemption from
                               the registration requirements of the Securities Act.

     See "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

SECURITIES OFFERED.........  $100,000,000 aggregate principal amount of 9 1/8%
                             Senior Notes due 2003; and

                             $300,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2008.

MATURITY DATES.............  December 15, 2003 for the 9 1/8% Senior Notes due
                             2003; and

                             December 15, 2008 for the 9 1/2% Senior Notes due 2008

INTEREST PAYMENT DATES.....  June 15 and December 15 of each year, beginning
                             June 15, 1999.

ADDITIONAL INTEREST........  We will pay additional interest of 0.25% per year for the period from February 20, 1999 to April 28, 1999 because we did not file the registration statement for the exchange offer by the date required by the registration rights agreement. If we consummate the exchange offer by June 1, 1999, we will pay this additional interest on June 15, 1999 to the holders of the exchange notes as of June 1, 1999. If we do not consummate the exchange offer by June 1, 1999, we will pay this additional interest on June 15, 1999 to the holders of the outstanding notes as of June 1, 1999. In addition, if we do not consummate the exchange offer by June 20, 1999, the registration rights agreement will require us to pay additional interest of 0.25% per year for the period from June 20 to the date the exchange offer is consummated.

OPTIONAL REDEMPTION........  We may redeem each series of notes at any time, at a price equal to 100% of the principal amount plus accrued and unpaid interest (if any) to the date of redemption plus the applicable make-whole premium (if any). The make-whole premium is the excess of
                             (i) the sum of the present values of the remaining scheduled interest payments on the notes being redeemed plus the principal amount that would have been payable at the final maturity of such notes over (ii) the principal amount of the notes being redeemed.

GUARANTEES.................  Any subsidiary that guarantees any of our long-term indebtedness (including indebtedness under our bank facility) will be required to guarantee the notes.

RANKINGS...................  The notes will be our senior unsecured obligations.
                             They will rank equally in right of payment with any of our existing and future senior unsecured indebtedness and senior in right of payment to any of our existing and future indebtedness that is, by its terms, expressly subordinated to the notes. The notes will be effectively subordinated to indebtedness and other liabilities of our subsidiaries and to our own secured indebtedness. As of March 31, 1999, our subsidiaries had approximately $225.8 million of indebtedness, in addition to other substantial liabilities (primarily trade payables and accrued expenses). In addition, our $800 million of borrowings from RBF Finance Co. is secured.

COVENANTS..................  We issued the outstanding notes and will issue the exchange notes under an indenture with Chase Bank of Texas, National Association. The indenture restricts our ability and the ability of our subsidiaries to:

                             - borrow money;

                             - pay dividends on stock or purchase stock;

                             - make investments;

                             - use assets as security in other transactions;

                             - engage in sale/leaseback transactions; and

                             - sell substantially all of our assets or merge or
                               consolidate with other companies.

                             These limitations are subject to important qualifications and exceptions.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of factors you should carefully consider before deciding whether to exchange your notes in the exchange offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below gives effect to the merger of Falcon Drilling Company, Inc. and Reading & Bates Corporation, which occurred on December 31, 1997, under the "pooling-of-interests" method of accounting. This means that these companies are treated as if they have always been combined for accounting and financial reporting purposes. The summary financial data for the years ended December 31, 1995, 1996, 1997 and 1998 were derived from our audited consolidated financial statements, and for the year ended December 31, 1994 from the separate audited consolidated financial statements of Reading & Bates and Falcon. You should read this data together with our historical consolidated financial statements, which are incorporated by reference in this prospectus.

                                                                            YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------
                                                                 1994        1995      1996       1997     1998(5)
                                                              -----------   ------   --------   --------   --------
                                                              (UNAUDITED)
                                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................    $307.6      $390.3   $  609.6   $  933.0   $1,032.6
Operating income............................................      22.4        64.9      178.8      160.4      215.8
Income (loss) from continuing operations before
  extraordinary item........................................     (12.7)       23.5      106.7       29.8       91.0
Net income (loss)(1)........................................     (12.7)       26.9      106.7       (6.2)     102.8
Net income (loss) from continuing operations per common
  share:
  Basic.....................................................      (.18)        .16        .70        .18        .54
  Diluted...................................................      (.18)        .15        .67        .18        .54
Net income (loss) per common share:
  Basic.....................................................      (.18)        .19        .70       (.04)       .61
  Diluted...................................................      (.18)        .18        .67       (.04)       .61
Weighted average common shares outstanding:
  Basic.....................................................      98.8       115.7      147.4      164.1      167.5
  Diluted...................................................      99.5       121.8      157.7      166.2      168.8
OTHER DATA:
EBITDA(2)...................................................    $ 59.4      $111.3   $  236.8   $  307.2   $  421.7
Ratio of EBITDA to interest expense(3)......................       2.2x        3.2x       5.8x       7.4x       6.6x
Ratio of earnings to fixed charges(4).......................        --         1.8x       3.4x       2.6x       2.0x
Depreciation and amortization...............................    $ 38.4      $ 46.9   $   62.3   $   84.7   $   97.6
Capital expenditures and acquisitions.......................     124.7       186.9      383.2      600.2    1,166.5
BALANCE SHEET DATA (END OF PERIOD):
Working capital.............................................    $  9.2      $ 57.7   $  195.3   $  (15.2)  $  175.3
Total assets................................................     810.9       946.8    1,455.8    1,933.0    3,709.3
Total debt..................................................     288.6       296.7      514.2      827.4    1,995.9
Stockholders' equity........................................     356.3       472.6      716.7      728.0    1,250.2

---------------

(1) After extraordinary gain of $3.4 million in 1995, loss from discontinued operations of $36.0 million in 1997 and extraordinary loss of $24.2 million and income from discontinued operations of $36.0 million in 1998.

(2) "EBITDA" means income (loss) from continuing operations before extraordinary gain (loss), interest expense, taxes, depreciation, amortization, cancellation of conversion projects and merger expenses. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance, or as an alternative to cash flow as a better measure of liquidity. EBITDA measures presented may not be comparable to other similarly titled measures of other companies. We believe EBITDA is a widely accepted financial indicator of a company's ability to service debt.

(3) We believe that the ratio of EBITDA to interest expense provides an investor with information as to our current ability to meet our interest costs.

(4) For the purpose of this calculation "earnings" represents income (loss) from continuing operations before income tax expense, minority interest, and extraordinary gain, plus fixed charges exclusive of interest capitalized. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense and an estimated portion of rentals representing interest expense. As a result of the loss incurred in 1994, earnings were insufficient to cover fixed charges by $3.4 million in that year. Fixed charges for the year ended December 31, 1997 and 1998 exclude interest cost of $7.3 million and $22.5 million, respectively, related to the debt of joint venture companies guaranteed by us or our subsidiaries. Approximately $273.4 million of outstanding indebtedness at December 31, 1998 was retired with a portion of our borrowings from RBF Finance Co. and the proceeds from the sale of our $200 million senior notes. Giving effect to this retirement and assuming an average effective interest rate of approximately 11.76% on this debt and giving effect to the amortization of debt issuance costs, the pro forma ratio of earnings to fixed charges for the year ended December 31, 1998 is 1.8x.

(5) Includes results of Cliffs Drilling Company, which we acquired on December 1, 1998, only for the month of December 1998 because we accounted for this acquisition under the purchase method.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The summary unaudited pro forma combined financial data set forth below for the year ended December 31, 1998 was derived from our historical financial statements and from the historical financial statements of Cliffs Drilling Company, which we acquired on December 1, 1998. The summary unaudited pro forma combined financial data is presented as if the acquisition of Cliffs Drilling and certain other acquisition and financing transactions were consummated at the beginning of the period. The summary unaudited pro forma combined financial data does not purport to represent what our company's and Cliffs Drilling's combined results of operations actually would have been if the acquisition of Cliffs Drilling had occurred as of the date indicated or will be for any future periods. The summary unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma condensed statement of operations and our historical financial statements, which are incorporated by reference in this prospectus.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                 1998(4)
                                                              -------------
                                                              (IN MILLIONS,
                                                               UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................    $1,349.0
Operating income............................................       305.1
Income from continuing operations...........................       138.9
OTHER DATA:
EBITDA(1)...................................................    $  544.6
Ratio of EBITDA to interest expense(2)......................         6.7x
Ratio of earnings to fixed charges(3).......................         2.4x
Depreciation and amortization...............................    $  130.0

---------------

(1) "EBITDA" means income from continuing operations before extraordinary loss, interest expense, taxes, depreciation, amortization, cancellation of conversion projects and merger expenses. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance, or as an alternative to cash flow as a better measure of liquidity. EBITDA measures presented may not be comparable to other similarly titled measures of other companies. We believe EBITDA is a widely accepted financial indicator of a company's ability to service debt.

(2) We believe that the ratio of EBITDA to interest expense provides an investor with information as to its current ability to meet its interest costs.

(3) For the purpose of this calculation "earnings" represent income from continuing operations before income tax expense, minority interest, and extraordinary loss, plus fixed charges exclusive of interest capitalized. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense, and an estimated portion of rentals representing interest expense. Fixed charges for the year ended December 31, 1998 exclude interest cost of $22.5 million related to the debt of joint venture companies guaranteed by us or our subsidiaries.

(4) The pro forma data does not reflect any of the proceeds from our offering of the outstanding notes completed in December 1998, or the application of the net proceeds from that offering, as we used the net proceeds for general corporate purposes, including funding our deepwater construction program. Additionally, the pro forma data does not reflect the proceeds from the senior note offering completed in March 1999 or the application of the loans from RBF Finance Co. funded with the proceeds from the secured note offerings of RBF Finance Co., since we used these proceeds to repay our revolving credit facility and our short-term obligations and for general corporate purposes, including funding our deepwater construction program, and the impact of repaying the revolving credit facility and short-term obligations did not have a material effect. Likewise, the pro forma data does not reflect any proceeds from our offering in April 1999 of preferred stock and warrants since we are using these proceeds for general corporate purposes, including funding our deepwater rig construction program.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The risk factors set forth below are generally applicable to the outstanding notes as well as the exchange notes.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

DEPRESSED INDUSTRY CONDITIONS, COMBINED WITH OUR SUBSTANTIAL CAPITAL REQUIREMENTS, HAVE ADVERSELY AFFECTED OUR LIQUIDITY.

     We are currently constructing or significantly upgrading seven wholly-owned deepwater drilling rigs. We estimate the gross capital expenditures on these projects will be approximately $1.8 billion, of which approximately $1.0 billion remains to be expended. Since May 1998, however, there has been a downturn in demand for marine drilling rigs resulting in a decline in rig utilization and dayrates. The decline has been particularly dramatic in the domestic barge and jack-up rig markets where we are one of the largest contractors. Although our operating revenues increased by $99.6 million from 1997 to 1998, on a quarterly basis during 1998 we experienced a decline in operating revenues from $279.4 million for the first quarter of 1998 to $228.7 million for the fourth quarter of 1998. Similarly, although our EBITDA increased by $114.5 million from 1997 to 1998, we experienced a decline in EBITDA from $136.8 million in the first quarter of 1998 to $64.6 million in the fourth quarter. As a result of our declining operating results, our cash flow from operations and cash on hand, including the net proceeds from our debt offering in March 1999, our borrowings from RBF Finance Co. and our preferred stock and warrant offering in April 1999, will not be sufficient to satisfy our short-term and long-term working capital needs, planned investments, capital expenditures, debt, lease and other payment obligations. Accordingly, it will be necessary for us to obtain additional capital through debt and/or equity financings to meet our currently projected obligations. We are currently evaluating two project financings to meet a portion of our additional capital requirements. There can be no assurance, however, that we can obtain these or any other additional financings or, if obtained, that they will be on favorable terms or for the amount we need. As a result of our debt offering in March 1999 and our borrowings from RBF Finance Co., we have a limited ability under our indenture covenants to incur additional recourse indebtedness and to secure that debt. In the event that we are unable to obtain the requisite financing, we would have to sell assets or terminate or suspend one or more construction projects. Termination or suspension of a project may subject us to claims for penalties or damages under the construction contracts or drilling contracts for rigs that are being constructed. Accordingly, our inability to complete such financings would have a material adverse effect on our financial condition and our ability to repay the notes.

WE ARE DEPENDENT ON THE OIL AND GAS INDUSTRY AND MARKET PRICES. DECLINES IN OIL AND GAS PRICES HAVE ADVERSELY AFFECTED OUR DAYRATES AND RIG UTILIZATION.

     We must generate substantial cash flow in order to repay the notes. The amount of cash flow we generate depends on the level of activity in offshore oil and gas exploration and development. Oil and gas prices significantly affect the level of activity in oil and gas exploration and development. These prices are volatile, and have declined significantly since 1997. This decline has adversely affected our rig utilization and dayrates. Utilization of our domestic jack-up fleet has declined from approximately 100% in January 1998 to approximately 32% in March 1999, and dayrates on new contracts have declined from a range of $35,000 to $40,000 in January 1998 to a range of $10,000 to $13,000 at present.
Dayrates for our domestic barge drilling rig fleet have not declined materially, but utilization of the fleet declined from approximately 96% in January 1998 to approximately 24% in March 1999. Our international jack-up fleet has experienced declines in utilization and dayrates since January 1998, but such declines have not been as dramatic as those experienced in the domestic jack-up fleet. If conditions in the oil and gas industry do not improve in the future, we may be unable to repay the notes.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT.

     We have a significant amount of debt. At March 31, 1999, our total indebtedness was approximately $2.7 billion, which would have been 63% of our total book value capitalization, as adjusted to give effect to our preferred stock and warrant offering in April. This substantial indebtedness will have important consequences to you. For example, it will:

     - make it more difficult for us to make the required payments on the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future capital expenditures and working capital and other general corporate requirements;

     - potentially require us to sell assets or to terminate or suspend some of our deepwater drilling construction projects;

     - limit our flexibility in planning for, or reacting to, changes in our business and our industry;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit our ability to borrow additional funds because of financial and other restrictive covenants governing our debt.

WE HAVE COMMITTED SIGNIFICANT RESOURCES TO THE DEEPWATER DRILLING MARKET.

     We have committed significant financial resources to the deepwater drilling market through our deepwater rig construction projects. The cost of these projects will exceed the cash flow from the contractual commitments that we have for these projects. If the deepwater market continues to weaken, we may not be able to obtain contracts for the use of the contracted rigs once the initial contracts expire, and any renewals may be at lower dayrates and for shorter terms than those in the initial contracts. For the periods during which we are obligated to use the Deepwater Frontier, we will be obligated to pay the full dayrate of $165,000 to the limited liability company that owns this rig, without regard to whether we have a customer for this rig. These developments would result in reduced cash flows and profitability, and adversely affect our ability to repay the notes.

MOST OF THE FUNDS TO PAY OUR DEBT OBLIGATIONS WILL COME FROM OUR SUBSIDIARIES, AND YOUR RIGHT TO RECEIVE PAYMENT ON THE NOTES IS JUNIOR TO THE INDEBTEDNESS OF OUR NON-GUARANTOR SUBSIDIARIES.

     Most of our operating income and cash flow from operations is generated by our subsidiaries. We expect that funds necessary to meet our debt service obligations will be provided primarily by distributions or advances from our subsidiaries. Our ability to obtain cash from our subsidiaries to meet our debt service obligations, including the payment of principal and interest on the notes, may be limited by contractual and legal restrictions on our subsidiaries and by their financial condition and requirements for cash to conduct their operations.

     None of our subsidiaries currently guarantee the notes. Our subsidiaries will not be obligated with respect to the notes unless any subsidiary guarantees any of our funded indebtedness on or after the date the notes were issued. If this occurs, the subsidiary will be obligated to equally and ratably guarantee the notes. Because our subsidiaries do not guarantee the notes, the claims of creditors of our subsidiaries effectively have priority on the assets and earnings of the subsidiaries over the claims of the holders of the notes. If any subsidiary is required to guarantee the notes in the future, its guarantee will be subordinate to any secured indebtedness of the subsidiary to the extent of the value of the collateral securing the indebtedness.

     In the event of an insolvency, liquidation or reorganization of any of our subsidiaries, any creditors of the subsidiary, including trade creditors, would be entitled to payment in full from the assets of the subsidiary before we, as a stockholder, would be entitled to receive any distribution from the subsidiary. As of March 31, 1999, our subsidiaries had approximately $225.8 million of indebtedness, in addition to other substantial liabilities (primarily trade payables and accrued expenses). All of this indebtedness and these other liabilities effectively ranks senior to the notes.

YOUR RIGHT TO RECEIVE PAYMENT ON THE NOTES IS JUNIOR TO OUR SECURED
INDEBTEDNESS.

     We have $800 million of secured indebtedness under our loan agreements with RBF Finance Co. that is secured by liens on ten drilling rigs or construction contracts for rigs. Accordingly, RBF Finance Co. has claims on these drilling rigs that are prior to your claims as the holders of the notes. If we default in paying the notes or if we declare or undergo bankruptcy, liquidation or reorganization, these assets will be applied to satisfy our obligations for the secured indebtedness before any payment from these assets could be used to pay the notes. This means that the secured indebtedness will be senior to the notes to the extent that the value of the collateral is adequate to satisfy the secured indebtedness.

OUR CUSTOMERS MAY SEEK TO CANCEL OR RENEGOTIATE CONTRACTS DURING DEPRESSED MARKET CONDITIONS.

     During depressed market conditions like those we are currently experiencing, a customer may no longer need a rig, or may be able to obtain a comparable rig at a lower dayrate. As a result, customers may pressure us to renegotiate the terms of existing contracts. In addition, customers may seek to avoid their obligations under existing drilling contracts. Since December 1998, customers have cancelled a number of contracts within the drilling industry, including the contract for our Jack Bates semisubmersible rig, primarily based on alleged performance breaches by the drilling contractors. Our customer for our drillship Peregrine VII recently cancelled their contract with us because of our late delivery of the rig. If our customers cancel some of our significant contracts, it could have a material adverse effect on our financial condition and our ability to meet our obligations under the notes.

OUR CUSTOMERS MAY CANCEL THEIR DEEPWATER CONTRACTS IF WE EXPERIENCE OPERATIONAL PROBLEMS.

     The deepwater market requires the use of floating rigs utilizing more sophisticated technologies than those of the bottom-supported rigs that previously constituted the majority of our fleet. We and other drilling contractors have experienced problems with the new generation of subsea and related systems designed for drilling in deeper waters. If this equipment fails to function properly, the rig cannot engage in drilling operations. If we encounter these or other operational problems on our deepwater rigs, we will lose revenues, and our customers may have the right to terminate the drilling contracts. The likelihood that a customer may seek to terminate a contract for operational problems is increased during market downturns like the one currently being experienced. If our customers cancel some of our significant contracts, it could have a material adverse effect on our financial condition and our ability to meet our obligations under the notes.

OUR CONSTRUCTION AND UPGRADE PROJECTS ARE SUBJECT TO DELAYS AND COST OVERRUNS.

     Our deepwater rig construction and upgrade projects are subject to delays and cost overruns from (1) delays in equipment deliveries, (2) unforeseen engineering problems, (3) work stoppages, (4) weather interference, (5) unanticipated cost increases and (6) shortages of materials or skilled labor. Our conversion projects are particularly susceptible to cost overruns and delays due to the engineering and construction uncertainties inherent in conversion projects. The customer for our drillship Peregrine VII has cancelled its drilling contract due to late delivery of this rig. We will be subject to late delivery penalties to our customers for our drillships Peregrine IV and Falcon 100, and our drilling contracts for these rigs give the customer cancellation rights if deliveries are delayed significantly. We have recently extended the delivery dates for, and increased our estimated costs of, several of our deepwater rig projects. Any additional cost overruns or delays will adversely affect our financial condition and results of operations and make it more difficult for us to make the required payments on the notes.

REDUCED DAYRATES RESULTING FROM COMPETITION ADVERSELY EFFECT OUR RESULTS OF OPERATIONS BECAUSE WE CANNOT SIGNIFICANTLY REDUCE OUR OPERATING COTS.

     The marine drilling market is highly competitive and no one competitor is dominant. During periods when the supply of rigs exceeds demand, as it currently does, this competition results in significant downward pressure on the dayrates at which we can contract our rigs. Because our rig operating costs cannot be materially reduced, any reduction in dayrates adversely affects our results of operations.

WE ARE SUBJECT TO OPERATIONAL RISKS.

     Our operations are subject to the hazards inherent in the marine drilling business. These include (1) blowouts, (2) craterings, (3) fires, (4) collisions,
(5) capsizings and (6) adverse weather. These hazards could result in substantial damage to the environment, personal injury and loss of life, suspension of drilling operations or damage to property and producing formations. We may incur substantial liabilities or losses as a result of these hazards. While we maintain insurance protection against some of these risks, and seek to obtain indemnity agreements from our customers requiring the customers to hold us harmless in the event of loss of production, reservoir damage or liability for pollution that originates below the water surface, our insurance or contractual indemnity protection may not be sufficient to protect us under all circumstances or against all hazards.

WE CONDUCT TURNKEY DRILLING OPERATIONS.

     We conduct most of our drilling services under daywork drilling contracts where the customer pays for the period of time required to drill or workover a well. We expect to provide an increasing portion of our services under turnkey drilling contracts. Under turnkey drilling contracts, we contract to drill a well to a contract depth under specified conditions for a fixed price. Our risks under a turnkey drilling contract are substantially greater than on a well drilled on a daywork basis because we assume most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including (1) risk of blowout, (2) loss of hole, (3) stuck drill stem, (4) lost production or damage to the reservoir, (5) machinery breakdowns, (6) abnormal drilling conditions and (7) risks associated with subcontractors' services, supplies and personnel.

WE CONDUCT FOREIGN OPERATIONS.

     We currently operates our rigs worldwide. Operations outside the United States involve additional risks, including (1) war and civil disturbances, (2) general strikes, (3) regional economic downturns and (4) foreign governmental activities that may limit or disrupt markets, restrict payments or the movement of funds, impose exchange controls or cause currency devaluations, or result in the loss of contract rights or expropriation of property.

OFFSHORE DRILLING OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION.

     A number of federal, state, local and foreign laws and regulations govern our operations. These include laws and regulations that restrict the discharge of materials into the environment or otherwise relate to the protection of the environment, the safety of our personnel and vessels and other matters. Environmental laws and regulations could impose significant liability on us for damages, clean-up costs and penalties if we spill oil or other pollutants in the course of our operations. Some of these laws impose liability without regard to negligence or fault. Environmental and other laws and regulations may increase our costs of doing business, discourage our customers from exploring for oil and gas and reduce demand for our services.

THERE IS NO ESTABLISHED MARKET FOR THE NOTES.

     The notes that are currently outstanding have not been registered under the Securities Act or any state securities law. Therefore, these notes may not be offered or sold except pursuant to an effective registration statement on an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

     Although the exchange notes may be resold or otherwise transferred by the holders (who are not affiliates of our company) without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. We do not intend to apply for listing of the exchange notes on a national securities exchange or for quotation of the exchange notes on an automated dealer quotation system. The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. If an active trading market for the exchange notes does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. The exchange notes will be eligible for trading in The PORTAL Market.

     Even though we are registering our offer of the exchange notes in the exchange offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of our company may publicly offer for sale or resell the exchange notes only in compliance with provisions of Rule 144 under the Securities Act.

YOUR NOTES WILL CONTINUE TO BE SUBJECT TO TRANSFER RESTRICTIONS IF YOU DO NOT EXCHANGE THEM IN THE EXCHANGE OFFER.

     If you do not exchange your notes for the exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your notes described in the legend on your notes. The restrictions on transfer of your notes arise because we issued the notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the currently outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from these registration requirements. We do not intend to register the currently outstanding notes under the Securities Act. In addition, if you exchange your notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent the amount of the currently outstanding notes decreases because noteholders tendered their notes in the exchange offer, the trading market, if any, for the currently outstanding notes after the closing of the exchange offer would be adversely affected.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary" and "Risk Factors," and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

     These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include: our dependence on the oil and gas industry; the effects of recent declines in oil and gas prices; our commitment to the deepwater drilling market; our ability to secure adequate financing, including financing to fund our deepwater drilling program; the risks involved in our construction and upgrade projects; competition; operational risks; risks involved in turnkey operations and foreign operations; the age of our rigs; government regulation and environmental matters; our ability to integrate and realize anticipated synergies relating to the merger with Cliffs Drilling Company; our ability to achieve and execute internal business plans; and the impact of any economic downturns and inflation.

     If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OUTSTANDING NOTES

     Subject to the terms and conditions set forth in this prospectus and in the letter of transmittal, we are offering to exchange up to $100 million in aggregate principal amount of our 9 1/8% Series B Senior Notes Due 2003 for an equal amount of our outstanding 9 1/8% Series A Senior Notes Due 2003 and up to $300 million in aggregate principal amount of our 9 1/2% Series B Senior Notes Due 2008 for an equal amount of our outstanding 9 1/2% Series A Senior Notes Due 2008. We will accept for exchange 9 1/8% Series A Senior Notes due 2003 and
9 1/2% Series B Senior Notes due 2008 which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on June 11, 1999; provided, however, that if we, in our sole discretion, have extended the period of time during which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

     The currently outstanding notes were issued on December 22, 1998 in a private offering. As of the date of this prospectus, there are $100 million aggregate amount of 9 1/8% Series A Senior Notes due 2003 and $300 million aggregate amount of our 9 1/2% Series A Senior Notes due 2008 outstanding. This prospectus and the letter of transmittal are first being sent on or about May 10, 1999, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under "-- Certain Conditions to the Exchange Offer."

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any outstanding notes, by giving oral or written notice of such extension to the holders of outstanding notes as described below. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. We will return at no expense to the holder any outstanding notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer.

     Outstanding notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     If any of the events specified in "-- Certain Conditions to the Exchange Offer" should occur, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not theretofore accepted for exchange. We will give oral or written notice of any extension, amendment, non-acceptance or termination to holders of outstanding notes as promptly as practicable. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to those holders of currently outstanding notes who do not exchange their notes in this exchange offer on terms which may differ from those contained in this prospectus. We may use this prospectus, as amended or supplemented from time to time, in connection with additional exchange offers. These additional exchange offers may take place from time to time until all of the currently outstanding notes have been exchanged for exchange notes.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     The tender by a holder of a series of the outstanding notes and our acceptance of that holder's notes will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below in the section entitled "Guaranteed Delivery Procedures," to tender in the exchange offer, a holder must transmit to

Chase Bank of Texas, National Association, the exchange agent, at the address set forth under "-- Exchange Agent" on or prior to the expiration date either:

     - a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, or

     - if the notes are tendered pursuant to the book-entry procedures set forth below, the tendering note holder may transmit an agent's message (described below) instead of the letter of transmittal.

     In addition, on or prior to the expiration date, either:

     - the exchange agent must receive the certificates for the notes along with the letter of transmittal; or

     - the exchange agent must receive a timely confirmation of a book-entry transfer of the tendered notes into the exchange agent's account at The Depository Trust Company according to the procedure for book-entry transfer described below, along with a letter of transmittal or an agent's message in lieu of the letter of transmittal; or

     - the holder must comply with the guaranteed delivery procedures described below.

     An "agent's message" is a message, transmitted by The Depository Trust Company and received by the exchange agent and forming a part of the book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder that the holder has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the holder.

     The method of delivery of outstanding notes, letters of transmittal or agent's messages and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Do not send letters of transmittal, agent's messages or outstanding notes to us.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the outstanding notes surrendered for exchange are tendered either by a registered holder of the notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than a signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by, the registered holder with the signature guaranteed by an eligible institution.

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of outstanding notes improperly tendered or to not accept any outstanding notes which acceptance might, in our judgment or that of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any outstanding notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date (including the letter of transmittal and its instructions) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall we or any of them incur any liability for failure to give such notification.

     If a person other than the registered holder of outstanding notes signs the letter of transmittal, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name of the registered holder that appears on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or powers of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such persons' authority to so act unless we waive this requirement.

     By tendering, each holder represents to us that, among other things, the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder, and that neither the holder nor any person for whom the holder is acting has any arrangement or understanding with any person to participate in the distribution of the exchange notes. In the case of a holder that is not a broker-dealer, the holder, by tendering, also represents to us that the holder is not engaged in, nor intends to engage in, a distribution of the exchange notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder or any such other person could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." The letter of transmittal states that by acknowledging this and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See "-- Certain Conditions to the Exchange Offer." For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each outstanding note of a series that we accept for exchange, the outstanding note holder will receive an exchange note of the same series having a principal amount and maturity equal to that of the surrendered outstanding note. If we consummate the exchange offer by June 1, 1999, interest on the exchange notes will accrue from December 22, 1998, the original issue date of the outstanding notes. If we consummate the exchange offer after June 1, 1999, interest on the exchange notes will accrue from June 15, 1999, which is the first interest payment date. Because we did not file the registration statement of which this prospectus is a part within the time period required by the registration rights agreement, we will pay additional interest of 0.25% per year for the period from February 20, 1999 to April 28, 1999. We will pay this additional interest on June 15, 1999. If the exchange offer is not consummated by June 20, 1999, the interest rate on each series of the outstanding notes from and including such date until but excluding the date of consummation of the exchange offer will increase by 0.25% for the first 90 days and then by 0.5% thereafter. Payments of this additional interest, if any, on outstanding notes in exchange for which exchange notes were issued will be made to the persons who, at the close of business on June 1 or December 1 immediately preceding the interest payment date, are registered holders of the outstanding notes if such record date occurs prior to the exchange, or are registered holders of the exchange notes if the record date occurs on or after the date of the exchange, even if notes are cancelled after the record date and on or before the interest payment date.

     In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives either certificates for the outstanding notes or a book-entry confirmation of the outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal and all other required documents or, in the case of a book-entry confirmation, an agent's message. If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered notes or if outstanding notes are submitted for a greater principal amount than the holder desired to exchange, we will return such unaccepted or non-exchanged outstanding notes without expense to the tendering holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry procedures described below, such unaccepted or non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer such outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message in lieu of a letter of transmittal, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the outstanding notes desires to tender its outstanding notes and its outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of outstanding notes at any time prior to the expiration date.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the outstanding notes to be withdrawn, identify the outstanding notes to be withdrawn (including the principal amount of those outstanding notes), and (where certificates for outstanding notes have been transmitted) specify the name in which those outstanding notes are registered, if different from that of the withdrawing holder. If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of these notices. Our determination will be final and binding on all parties. Any outstanding notes that are withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry transfer procedures described above, the outstanding notes will be credited to an account maintained with The Depository Trust Company for the outstanding notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Outstanding Notes" above at any time on or prior to the expiration date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes. We may terminate or amend the exchange offer if, at any time before the acceptance of the outstanding notes for exchange or the exchange of the exchange notes for the outstanding notes, we determine in our sole and absolute discretion that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

EXCHANGE AGENT

     We have appointed Chase Bank of Texas, National Association, as the exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

      By Registered or Certified Mail or            by Facsimile:
              Overnight Delivery                    (212) 638-7380
  Chase Bank of Texas, National Association      Confirm by Telephone
         c/o The Chase Manhattan Bank               (212) 638-0454
       55 Water Street, North Building
         Room 234, Windows 20 and 21
           New York, New York 10041

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which we estimate will be approximately $250,000.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OUTSTANDING NOTES

     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the outstanding notes and the restrictions on transfer of the outstanding notes as set forth in the legend on the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register outstanding notes under the Securities Act. See "Description of the Notes -- Registered Exchange Offer; Registration Rights."

     Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold or otherwise transferred by the holders (other than any holder that is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes. However, we do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer.

     Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of our company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder:

     - could not rely on the applicable interpretations of the staff of the SEC, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

     In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The offer and sale of the exchange notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes of a series as contemplated in this prospectus, we will receive in exchange outstanding notes of the corresponding series in like principal amount. The form and terms of each series of the exchange notes are identical in all material respects to the form and terms of such series of outstanding notes of the corresponding series, except that:

     - the offering of the exchange notes has been registered under the Securities Act,

     - the exchange notes will not be subject to transfer restrictions, and

     - the holders of the exchange notes will not be entitled to registration or other rights under the registration rights agreement, including the payment of additional interest upon our failure to consummate the exchange offer or the occurrence of certain other events.

     The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in a change in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated capitalization as of December 31, 1998 and our unaudited consolidated capitalization as adjusted to reflect the offering of the outstanding notes, the offering of the senior notes in March 1999, our borrowings from RBF Finance Co., and our offering of preferred stock and warrants in April 1999, and the application of the net proceeds from these offerings. You should read this table along with our consolidated financial statements and the related notes that are incorporated by reference in this prospectus.

                                                                        AS OF
                                                                  DECEMBER 31, 1998
                                                              -------------------------
                                                                                AS
                                                                ACTUAL       ADJUSTED
                                                              -----------   -----------
                                                              (IN MILLIONS, UNAUDITED)
Cash and cash equivalents(1)................................   $  177.4      $1,083.3
                                                               ========      ========
Short-term obligations(2)...................................   $  123.4      $     --
Current portion of long-term debt...........................        6.3           6.3
Long-term debt, excluding current portion:
  Bank facilities(3)........................................      150.0            --
  Loans from RBF Finance Co. due 2006(4)....................         --         400.0
  Loans from RBF Finance Co. due 2009(5)....................         --         400.0
  12 1/4% Senior Notes due 2006.............................         --         200.0
  6 1/2% Senior Notes due 2003..............................      249.2         249.2
  6 3/4% Senior Notes due 2005..............................      348.1         348.1
  6.95% Senior Notes due 2008...............................      249.2         249.2
  7 3/8% Senior Notes due 2018..............................      248.0         248.0
  9 1/8% Senior Notes due 2003..............................      100.0         100.0
  9 1/2% Senior Notes due 2008..............................      300.0         300.0
  10 1/4% Senior Notes due 2003.............................      202.9         202.9
  Other debt                                                       18.8          18.8
                                                               --------      --------
          Total long-term debt, including current portion,
           and short-term obligations.......................    1,995.9       2,722.5
                                                               --------      --------
Minority interest...........................................       62.8          62.8
                                                               --------      --------
Mandatorily redeemable preferred stock(6)...................         --         221.0
                                                               --------      --------
Stockholders' equity:
  Common stock, par value $.01 per share....................        1.9           1.9
  Capital in excess of par..................................    1,061.5       1,061.5
  Warrants(7)...............................................         --          68.0
  Retained earnings(8)......................................      199.1         198.0
  Other.....................................................      (12.3)        (12.3)
                                                               --------      --------
Total stockholders' equity..................................    1,250.2       1,317.1
                                                               --------      --------
Total capitalization, including short-term obligations and
  current portion of long-term debt.........................   $3,308.9      $4,323.4
                                                               ========      ========

---------------


(1) Approximately $99.4 million of cash and cash equivalents were restricted from our use outside of Arcade Drilling's activity. Of the $1,083.3 million as adjusted cash and cash equivalents, approximately $201.6 million was used to repay the portion of our revolving credit facility and short-term obligations which were drawn down subsequent to December 31, 1998. The as adjusted cash and cash equivalents has been reduced by $81.0 million to reflect the repayment of our portion of the interim construction facility related to the Deepwater Frontier.

(2) Represents our borrowings under the Deepwater Millennium interim construction facility, which was repaid out of the proceeds of the loans from RBF Finance Co.

(3) We repaid all outstanding amounts under our revolving credit facility with proceeds of the loans from RBF Finance Co.

(4) Comprised of ten tranches with interest rates of 11.02%.

(5) Comprised of ten tranches with interest rates of 11.395%.

(6) We have discounted the $300 million liquidation preference of the preferred stock by the preliminary estimated fair value of the warrants and a portion of the estimated offering costs.

(7) We have based the fair value of the warrants on our preliminary estimate, and we will finalize the fair value based on a third party appraisal.

(8) Retained earnings has been adjusted to reflect the write-off of deferred financing costs, less the effect of income taxes.

                            DESCRIPTION OF THE NOTES

     The outstanding notes were issued under an indenture dated as of December 22, 1998 (the "Indenture") between our company, as issuer, and Chase Bank of Texas, National Association, as trustee (the "Trustee"). Upon the issuance of the exchange notes the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following description is a summary of the material provisions of the Indenture. It does not restate these provisions in their entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the exchange notes. You can find the definition of capitalized terms used in this description without definition in the Indenture. As used in this section only, references to "we," "us" and the "Company" refer to R&B Falcon Corporation and exclude our Subsidiaries. Unless otherwise indicated, references to the "Notes" shall include each series of the outstanding notes and the exchange notes.

GENERAL

     The outstanding notes were, and the exchange notes will be, issued in two series that will be limited to the following respective total principal amounts:

     - $100,000,000 of 9 1/8% Senior Notes due 2003 (the "5-Year Notes") and

     - $300,000,000 of 9 1/2% Senior Notes due 2008 (the "10-Year Notes").

     The Notes will mature on the following dates:

     - The 5-Year Notes will mature on December 15, 2003.

     - The 10-Year Notes will mature on December 15, 2008.

     If we consummate the exchange offer by June 1, 1999, each series of the exchange notes will bear interest at their respective annual rate from December 22, 1998. If we consummate the exchange offer after June 1, 1999, interest on the exchange notes will accrue at that rate from June 15, 1999. We will pay interest semiannually on June 15 and December 15 of each year, beginning June 15, 1999. We will make each interest payment to the person in whose name the
Note is registered at the close of business on the June 1 or December 1 next preceding such interest payment date. We will compute interest on the basis of a 360-day year of twelve 30-day months.

     We will make payments on the Notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holders or, if no such account is specified, by mailing a check to each holder's address, as it appears in the register of the Notes (the "Register") maintained by the Registrar. You may transfer and exchange the Notes at the office of the Registrar and any co-registrar. We will issue the Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. We may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges.

     We may redeem each series of Notes at our option, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the applicable date of redemption plus the applicable Make-Whole Premium (as defined) relating to the then prevailing applicable Treasury Yield (as defined) and the remaining life of such series of the Notes. See
"-- Optional Redemption."

RANKING AND GUARANTEES

     The outstanding notes are, and the exchange notes will be, our senior unsecured obligations and will rank equally in right of payment with all our other existing and future senior unsecured indebtedness, and senior in right of payment to all our existing and future indebtedness that is, by its terms, expressly subordinated to the Notes.

     The outstanding notes are, and the exchange notes will be, effectively subordinated to indebtedness and other liabilities of our Subsidiaries and to our secured indebtedness. As of March 31, 1999, our Subsidiaries had approximately $225.8 million of Indebtedness, in addition to other substantial liabilities (primarily trade payables and accrued expenses). In addition, our $800 million of borrowings from RBF Finance Co. is secured.

     If any of our Subsidiaries guarantee or become a co-obligor on any of our Funded Indebtedness other than the Notes at any time after the date on which the Notes were originally issued (including, without limitation, following any release of such Subsidiary from its Guarantee as described below), then we will cause the Notes to be equally and ratably guaranteed by such Subsidiary, and such Subsidiary will become a Guarantor. Each of the Guarantees will be an unsecured obligation of the Guarantor providing such Guarantee and will rank equally with all existing and future unsecured indebtedness of such Guarantor that is not, by its terms, expressly subordinated in right of payment to such Guarantee.

     A Guarantor may be released from its Guarantee if such Guarantor is not a guarantor of (or co-obligor on) any of our Funded Indebtedness other than the Notes and other than Funded Indebtedness of the Company (1) that is subject to a release provision similar to the release provision described in this paragraph and (2) the related guarantee (or obligation) of which will be released concurrently with the release of the Guarantee of such Guarantor pursuant to such release provision, provided that no Default or Event of Default under the Indenture has occurred and is continuing.

     The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

OPTIONAL REDEMPTION

     Each series of the outstanding notes are, and each series of the exchange notes will be, redeemable, at our option, at any time in whole or from time to time in part upon not less than 30 and not more than 60 days' notice mailed to each holder of Notes of such series to be redeemed at the holder's address appearing in the Register, on any date prior to maturity at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date) plus the Make-Whole Premium applicable to such series of Notes (the "Redemption Price"). In no event will the Redemption Price ever be less than 100% of the principal amount of the Notes plus accrued and unpaid interest to the Redemption Date.

     The amount of the Make-Whole Premium with respect to any Note (or portion thereof) of any series to be redeemed will be equal to the excess, if any, of:

     (a) the sum of the present values, calculated as of the Redemption Date, of:

          (1) each interest payment that, but for such redemption, would have been payable on the Note (or portion thereof) of such series being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued and unpaid interest for the period prior to the Redemption Date); and

          (2) the principal amount that, but for such redemption, would have been payable at the final maturity of the Note (or portion thereof) of such series being redeemed,

over

     (b) the principal amount of the Note (or portion thereof) of such series being redeemed.

     The present values of interest and principal payments referred to in clause
(a) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus:

     - 50 basis points in the case of the 5-Year Notes and

     - 50 basis points in the case of the 10-Year Notes.

     The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by us; provided, that if we fail to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

     For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes, calculated to the nearest 1/12 of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200 of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

     If less than all of the Notes of any series are to be redeemed, the Trustee will select the Notes of such series to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Notes and portions of Notes of such series in amounts of $1,000 or whole multiples of $1,000.

     The Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

CERTAIN COVENANTS

  Covenant Termination

     In the event that at any time (a) the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade Ratings and (b) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described below under "Limitation on Indebtedness" and "Limitation on Restricted Payments" (together, the "Suspended Covenants"). In the event that the Company is not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required

Investment Grade Ratings, then the Company and its Restricted Subsidiaries will again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the "Limitation on Restricted Payments" covenant as if such covenant had been in effect during the entire period of time from the date of the Indenture.

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, the Company may Incur Indebtedness if the pro forma Consolidated EBITDA Coverage Ratio at the date of such Incurrence exceeds 2.25 to 1.0.

     (b) Notwithstanding clause (a), the following Indebtedness may be Incurred:

          (1) Indebtedness of the Company pursuant to one or more Credit Facilities (and the guarantee of such Indebtedness by Restricted Subsidiaries); provided, however, that the aggregate amount of such Indebtedness outstanding at such time shall not exceed $350 million;

          (2) Indebtedness of the Company or a Restricted Subsidiary owed to and held by a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in such Restricted Subsidiary to whom Indebtedness is owed ceasing to be a Restricted Subsidiary or any transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness;

          (3) The Notes and Indebtedness Incurred in exchange for, or the proceeds of which are used to refund or refinance, any Indebtedness permitted by this clause (3); provided, however, that (i) the principal amount of the Indebtedness so Incurred shall not exceed the principal amount of the Indebtedness so exchanged, refunded or refinanced (plus the amount of reasonable fees and expenses incurred in connection therewith, including any premium or defeasance costs) and (ii) the Indebtedness so Incurred (A) shall not mature prior to the Stated Maturity of the Indebtedness so exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness so exchanged, refunded or refinanced;

          (4) Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness described in clause (1), (2) or (3) above) (x) outstanding on the Issue Date (including without limitation, the 10 1/4% Senior Notes due 2003 of Cliffs Drilling Company) or Incurred pursuant to agreements as in effect on the Issue Date and (y) Indebtedness Incurred in exchange for, or the proceeds of which are used to refund or refinance, any Indebtedness permitted by this clause (4) or permitted by clause (a) above; provided, however, that (i) the principal amount of the Indebtedness so Incurred shall not exceed the principal amount of the Indebtedness so exchanged, refunded or refinanced (plus the amount of reasonable fees and expenses incurred in connection therewith, including any premium or defeasance costs); and (ii) the Indebtedness so Incurred (A) shall not mature prior to the Stated Maturity of the Indebtedness so exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness so exchanged, refunded or refinanced;

          (5) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees in connection with any synthetic lease obligations of Persons Incurred to finance the construction or upgrade of the drillship Deepwater Frontier and the drillship Pathfinder pursuant to agreements governing such obligations;

          (6) Acquired Indebtedness of any Restricted Subsidiary in an aggregate amount not to exceed $300 million, provided that the Company on a pro forma basis could Incur $1.00 of additional Indebtedness pursuant to paragraph
     (a) of this covenant;

          (7) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

          (8) The Incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided, however, that if any such Indebtedness ceases to be Non-Recourse Indebtedness of any Unrestricted Subsidiary, subject to the definition of "Unrestricted Subsidiary", such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (8);

          (9) Obligations of the Company or a Restricted Subsidiary under performance or surety bonds relating to building contracts for the construction of drilling rigs, drillships or similar vessels or contracts for the installation of related equipment;

          (10) Hedging Obligations; and

          (11) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, together with all other Indebtedness of the Company then outstanding (other than Indebtedness permitted by clauses
     (1) through (10) of this paragraph (b) or paragraph (a)) does not exceed $50 million.

     (c) Notwithstanding clauses (a) and (b), the Company shall not issue any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

  Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary of the Company to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or asset now owned or hereafter acquired by the Company or such Restricted Subsidiary without making effective provision whereby any and all Notes then or thereafter outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured.

     The foregoing restriction does not, however, apply to:

          (1) Liens existing on the date on which the Notes are originally issued or provided for under the terms of agreements existing on such date;

          (2) Liens on property securing (a) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (b) Indebtedness incurred by the Company or any Restricted Subsidiary of the Company prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation thereof, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon;

          (3) Liens securing Indebtedness owed by a Restricted Subsidiary of the Company to the Company or to any other Restricted Subsidiary of the Company;

          (4) Liens on property existing at the time of acquisition of such property by the Company or any of its Restricted Subsidiaries or Liens on the property of any Person existing at the time such Person becomes a Restricted Subsidiary of the Company and, in any case, not incurred as a result of (or in connection with or in anticipation of) the acquisition of such property or such Person becoming a Restricted Subsidiary of the Company, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property encumbered at the time such property is acquired by the Company or any of its Restricted

     Subsidiaries or such Person becomes a Restricted Subsidiary of the Company and, in any case, do not secure Indebtedness with a principal amount in excess of the principal amount outstanding at such time;

          (5) Liens on any property securing (a) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (b) Indebtedness issued or Guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

          (6) any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under clause (1), (2), (4) or (5) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced and that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement: or

          (7) Liens (exclusive of any Lien of any type otherwise permitted under clauses (1) through (6) above) securing Indebtedness for borrowed money of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (1) of the covenant described under "Limitation on Sale/Leaseback Transactions" below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (1) through (6) above), does not at the time such Indebtedness is incurred exceed 15% of the Consolidated Net Worth of the Company (as shown in the most recent audited consolidated balance sheet of the Company and its Restricted Subsidiaries).

  Limitation on Restricted Payments

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

          (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock, except:

             (A) dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock,

             (B) dividends or distributions payable to the Company or a Restricted Subsidiary, and

             (C) pro rata dividends or distributions on the Capital Stock of a Restricted Subsidiary held by minority stockholders (including, without limitation, minority stockholders of Arcade Drilling AS, a Norwegian corporation).

          (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company, or any Restricted Subsidiary (except Capital Stock held by the Company or a Restricted Subsidiary);

          (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

          (4) make any Investment other than a Permitted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment:

          (i) a Default shall have occurred and be continuing (or would result therefrom); or

          (ii) the Company would not be permitted to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under " -- Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment; or

          (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the date on which the Notes were originally issued would exceed the sum of:

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Notes were originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

             (B) 100% of the aggregate net proceeds (including the fair market value of non-cash proceeds, which shall be determined in good faith by the Board of Directors of the Company) received by the Company from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Issue Date (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or similar trust);

             (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Incurrence of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange);

             (D) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary after the Issue Date from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed in the case of any Restricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Restricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the Issue Date; and

             (E) $20 million.

     (b) The provisions of Section (a) shall not prohibit:

          (1) Any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan); provided, however, that (i) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such sale shall be excluded from clauses
     (4)(iii)(B) and (4)(iii)(C) of Section (a);

          (2) Any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be issued pursuant to the provisions of "-- Limitation on Indebtedness" above; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; and

          (3) Dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments.

  Limitation on Sale/Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/ Leaseback Transaction with any Person (other than the Company or a Restricted Subsidiary) unless:

          (1) the Company or such Restricted Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Liens" above without equally and ratably securing the Notes pursuant to such covenant;

          (2) after the date on which the Notes are originally issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and its Restricted Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below), or

          (3) the Company, during the 12-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of Notes or any Pari Passu Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company as set forth in clause (2) above), less an amount equal to the principal amount of Notes and Pari Passu Indebtedness voluntarily defeased or retired by the Company within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Company or any Restricted Subsidiary during such period.

  Limitations on Mergers and Consolidations

     Neither the Company nor any Guarantor (other than any Guarantor that shall have been released from its Guarantee pursuant to the provisions of the Indenture) will consolidate with or merge into any Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, unless:

          (1) the Person formed by or surviving such consolidation or merger (if other than the Company or such Guarantor, as the case may be), or to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia (or, alternatively, in the case of a Guarantor organized under the laws of a jurisdiction outside the United States, a corporation organized and existing under the laws of such foreign jurisdiction), and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company or such Guarantor, as the case may be, under the Indenture and under the Notes;

          (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (3) in the case of the Company, immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to incur at least $1.00 of Indebtedness pursuant to clause (a) of the "Limitation on Indebtedness" covenant.

  SEC Reports

     Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

     In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such filing). In addition, the Company shall furnish to the Noteholders and to prospective investors, upon the requests of such Noteholders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

DEFINITIONS

     The following is a summary of some of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all these terms and for the definitions of other capitalized terms used in this description of the Notes and not defined below.

     "Acquired Indebtedness" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

     "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

     "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an issuance of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

          (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any asset disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such asset disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such asset dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale),

          (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

          (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any asset disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such asset disposition or Investment occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     For purposes of this definition, in the case of the acquisition since the beginning of such period of a drilling rig or drillship (or of a Restricted Subsidiary owning same) by the Company or by a Restricted Subsidiary pursuant to a binding purchase agreement or the delivery since the beginning of such period of a drilling rig or drillship to the Company or a Restricted Subsidiary pursuant to a binding construction contract, if such drilling rig or drillship has been subject for at least one full fiscal quarter to a binding drilling contract constituting a Qualifying Contract, pro forma effect shall be given to the earnings (losses) of such drilling rig or drillship as if such drilling rig or drillship were acquired on the first day of such period, by basing such earnings (losses) on the annualized (x) historical revenues actually earned from such Qualifying Contract and (y) actual expenses related thereto, in each case for each quarter during such period in which the Qualifying Contract was in effect.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense:

          (1) interest expense attributable to Capitalized Lease Obligations,

          (2) amortization of debt discount and debt issuance cost,

          (3) capitalized interest,

          (4) non-cash interest payments,

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (6) net costs under Interest Rate Protection Agreements (including amortization of fees),

          (7) dividends in respect of any Redeemable Stock held by Persons other than the Company or a Restricted Subsidiary,

          (8) interest expense attributable to deferred payment obligations, and

          (9) interest expense on Indebtedness of another Person to the extent that such Indebtedness is guaranteed by the Company or a Restricted Subsidiary.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (a) any net income of any Person if such Person is not a Restricted Subsidiary, except that (1) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (2) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     (b) any net income of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (c) any net income of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (1) the net income of Cliffs Drilling Company shall be included notwithstanding the foregoing, (2) the net income of a Restricted Subsidiary shall be included to the extent such net income could be paid to the Company or a Restricted Subsidiary by loans, advances, intercompany transfers, principal repayments or otherwise, (3) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (4) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (d) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (e) extraordinary, unusual or nonrecurring charges;

     (f) charges relating to the extinguishment of debt obligations of Falcon Drilling Company; and

     (g) the cumulative effect of a change in accounting principles;

     "Consolidated Net Worth" of the Company means the consolidated stockholders' equity of the Company and our Subsidiaries, as determined in accordance with generally accepted accounting principles.

     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "EBITDA" for any period means the Consolidated Net Income for such period, plus the following (but without duplication) to the extent deducted in calculating such Consolidated Net Income for such period: (a) income tax expense, (b) Consolidated Interest Expense, (c) depreciation expense and (d) amortization expense.

     "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

     "Funded Indebtedness" means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

     "Hedging Obligations" of any Person means the net obligation (not the notional amount) of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" of any Person at any date means, without duplication:

          (1) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit and performance bonds issued by such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement,

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business,

          (5) all Capitalized Lease Obligations of such Person,

          (6) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, to the extent of the fair market value of all the assets of such Person subject to such Lien,

          (7) all Indebtedness of others guaranteed by such Person to the extent of such guarantee,

          (8) Redeemable Stock, valued at its maximum fixed repurchase price, and

          (9) all Hedging Obligations of such Person.

     "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Investment Grade" means BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P), Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's), and the equivalent in respect of the Rating Categories of any Rating Agencies substituted for S&P or Moody's.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law. For the purposes of the Indenture, we or any Subsidiary of ours shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of an Unrestricted Subsidiary as to which neither the Company or any Restricted Subsidiary:

          (1) provides credit support including any undertaking, agreement or instrument which would constitute Indebtedness; or

          (2) is directly or indirectly liable for such Indebtedness.

     "Pari Passu Indebtedness" means any Indebtedness of ours, whether outstanding on the date on which the Notes are originally issued or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.

     "Permitted Investments" means:

     (a) certificates of deposit, bankers acceptances, time deposits, Eurocurrency deposits and similar types of Investments routinely offered by commercial banks with final maturities of one year or less issued by commercial banks having capital and surplus in excess of $100 million;

     (b) commercial paper issued by any corporation, if such commercial paper has credit ratings of at least "A-1" by S&P and at least "P-1" by Moody's;

     (c) U.S. Government Obligations with a maturity of four years or less;

     (d) repurchase obligations for instruments of the type described in clause
(c);

     (e) shares of money market mutual or similar funds having assets in excess of $100 million;

     (f) payroll advances in the ordinary course of business;

     (g) other advances and loans to officers and employees of the Company or any Restricted Subsidiary, so long as the aggregate principal amount of such advances and loans does not exceed $500,000 at any one time outstanding;

     (h) Investments in any Person in the form of a capital contribution of the Company's common stock;

     (i) Investments made by the Company in its Restricted Subsidiaries (or any Person that will be a Restricted Subsidiary as a result of such Investment) or by a Restricted Subsidiary in the Company or in one or more Restricted Subsidiaries (or any Person that will be a Restricted Subsidiary as a result of such Investment);

     (j) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to debt owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary;

     (k) Investments made in exchange for Indebtedness permitted by Sections
(b)(4) and (b)(5) of the "Limitation on Indebtedness" covenant;

     (l) Investments in the capital stock of Navis ASA, a Norwegian corporation, in exchange for cash and non-cash assets (the fair market value of which shall be determined in good faith by the Board of Directors of the Company), in an aggregate amount not to exceed $50 million at any time outstanding;

     (m) Investments consisting of the redesignation of the Subsidiary owning or operating the drillships Deepwater Millennium or Deepwater Frontier as an Unrestricted Subsidiary, or the contribution, transfer or other disposition of the drillships Deepwater Millennium and Deepwater Frontier and related equipment and assets (including any drilling contract) by the Company or any Restricted Subsidiary to a Person other than a Restricted Subsidiary, in connection with the refinancing of the Indebtedness Incurred to finance the construction of such drillships;

     (n) Investments in a Person other than a Restricted Subsidiary for the purpose of financing the construction or upgrade prior to delivery of the drillship Deepwater Frontier, the drillship Deepwater Millennium or the semisubmersible RBS8M pursuant to the terms of applicable construction and equipment installation agreements; and

     (o) Investments in a Person other than a Restricted Subsidiary for the purpose of financing the construction or upgrade of new drilling rigs, drillships or similar vessels and related equipment, in an aggregate amount not to exceed at any time outstanding (i) $100 million less (ii) the aggregate amount of all payments actually made pursuant to paragraph (n) of this definition that represent payments for amounts in excess of the Company's estimated costs for the vessels referred to therein, as in effect on the Issue Date; provided, however, that at the time of such Investment, the Company or such Person has entered into a Qualifying Contract with respect thereto.

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Qualifying Contract" with respect to a drilling rig, drillship or similar vessel means a contract for the use thereof (i) between the Company or a Restricted Subsidiary or, for the purposes of clause (o) of the definition of "Permitted Investments," a Person other than a Restricted Subsidiary and a counterparty that, as certified in an Officers' Certificate delivered to the Trustee in connection therewith, is either generally recognized in the offshore drilling industry as a major oil company or has an investment grade rating on its long-term debt from Moody's or S&P's, (ii) having a minimum term of two years and (iii) containing a minimum day rate for such drilling rig, drillship or similar vessel.

     "Rating Agencies" means (a) S&P and Moody's or (b) if S&P or Moody's or both of them are not making ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the cases may be, selected by the Company, which will be substituted for S&P or Moody's or both, as the case may be.

     "Rating Categories" means:

     (a) with respect to S&P, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

     (b) with respect to Moody's, any of the following categories (any of which may include a "1," "2" or "3"): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

     (c) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

     "Redeemable Stock" means, with respect to any series of Notes, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes of such series mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Limitation on Restricted Payments" covenant.

     "Restricted Subsidiary" means any Subsidiaries other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

     "Significant Subsidiary" has the meaning set forth in Regulation S-X under the Exchange Act.

     "S&P" means Standard & Poor's Rating Service, a division of the McGraw-Hill Companies, Inc., and its successors.

     "Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter incurred) which is subordinate or junior in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person:

          (1) any corporation of which more than 50% of the total voting power of all classes of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person, and

          (2) any entity other than a corporation of which at least a majority of the capital stock or other equity interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

     "Tangible Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a balance sheet of the Company prepared in accordance with GAAP, excluding (a) all rights, contracts and other intangible assets of any nature whatsoever and (b) all inventories and other current assets.

     "Unrestricted Subsidiary" means:

     (a) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and

     (b) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as:

          (1) it has no Indebtedness other than Non-Recourse Indebtedness; provided, however, that notwithstanding any other provision of this Indenture, a Subsidiary shall not fail to constitute an Unrestricted Subsidiary by reason of (a) the guarantee by the Company or a Restricted Subsidiary in connection with synthetic lease obligations Incurred to finance the construction or upgrade of drilling rigs, drillships or similar vessels; and (b) obligations of the Company or a Restricted Subsidiary relating to Indebtedness of an Unrestricted Subsidiary if such Indebtedness constituted a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant at the time of its Incurrence or at the time of designation of such Subsidiary as an Unrestricted Subsidiary; and

          (2) after giving effect thereto, such designation was permitted by the "Limitation on Restricted Payments" covenant.

     Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a resolution of the Board of Directors with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Company could incur $1.00 of additional Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant.

EVENTS OF DEFAULT

     An Event of Default is defined in the Indenture with respect to Notes of any series as being:

          (1) default by us or any Guarantor for 30 days in payment of any interest on Notes of such series;

          (2) default by us or any Guarantor in any payment of principal of or premium, if any, on Notes of such series;

          (3) default by us or any Guarantor in compliance with any of its other covenants applicable to Notes of such series or agreements in, or provisions of, the Notes of such series, the Guarantees, if any, or the Indenture which shall not have been remedied within 60 days after written notice by the Trustee or by the holders of at least 25% in principal amount of each series of Notes then outstanding;

          (4) the acceleration of the maturity of any Indebtedness (other than of Notes of such series or any Non-Recourse Indebtedness) of ours or any Restricted Subsidiary of ours having an outstanding principal amount of $20 million or more individually or in the aggregate, or a default in the payment of any principal or interest in respect of any Indebtedness (other than the Notes of such series or any Non-Recourse Indebtedness) of ours or any Restricted Subsidiary of ours having an outstanding principal amount of $20 million or more individually or in the aggregate and such default shall be continuing for a period of 30 days without our or such Restricted Subsidiary, as the case may be, effecting a cure of such default;

          (5) a final judgment or order for the payment of money in excess of $20 million (net of applicable insurance coverage) having been rendered against us, a Guarantor or any Significant Subsidiary of ours that is a Restricted Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days; or

          (6) certain events involving bankruptcy, insolvency or reorganization of us, a Guarantor, or any Significant Subsidiary of ours that is a Restricted Subsidiary.

     The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of or premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

     If an Event of Default occurs and is continuing with respect to the Indenture (other than certain events of bankruptcy, insolvency or reorganization) with respect to any series of Notes, the Trustee or the holders of not less than 25% in principal amount of such series of Notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all the Notes of such series to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately.

     If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes.

     The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of such Note, plus accrued interest to the date of payment.

     Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes of any series may rescind any such acceleration with respect to the Notes of such series and its consequences.

     No holder of a Note of any series may pursue any remedy under the Indenture unless:

          (1) the Trustee shall have received written notice of a continuing Event of Default,

          (2) the Trustee shall have received a request from holders of at least 25% in principal amount of such series of Notes to pursue such remedy,

          (3) the Trustee shall have been offered indemnity reasonably satisfactory to it and

          (4) the Trustee shall have failed to act for a period of 60 days after receipt of such notice and offer of indemnity; however, such provision does not affect the right of a holder of a Note to sue for enforcement of any overdue payment thereon.

     The holders of a majority in principal amount of any series of Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain limitations specified in the Indenture with respect to such series.

     The Indenture requires us to file annually with the Trustee a written statement as to compliance with the covenants contained in the Indenture.

MODIFICATION AND WAIVER

     We, the Guarantors, if any, and the Trustee may make modifications and amendments to the Indenture or the Notes with the consent of the holders of a majority in principal amount of each series of the Notes then outstanding; provided that no such modification or amendment may, without the consent of the holder of each Note then outstanding affected thereby of any series:

          (1) reduce the amount of Notes of such series whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the rate of or change the time for payment of interest, including default interest, on any Note of such series;

          (3) reduce the principal of or change the fixed maturity of any Note of such series or alter the premium or other provisions with respect to redemption;

          (4) make any Note payable in money other than that stated in the Note of such series;

          (5) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Note of such series;

          (6) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or

          (7) waive a continuing Default or Event of Default in the payment of principal of, or premium, if any, or interest on the Notes of such series.

     We, the Guarantors, if any, and the Trustee may make modifications and amendments of the Indenture without the consent of any holders of Notes in certain limited circumstances, including:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption of our obligations or any Guarantor's obligations under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of our assets or any such Guarantor's assets;

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (4) to reflect the release of any Guarantor from its Guarantee, or the addition of any of our Subsidiaries as a Guarantor, in the manner provided by the Indenture;

          (5) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939; or

          (6) to make any change that does not adversely affect the rights of any holder of Notes in any material respect.

     The holders of a majority in aggregate principal amount of the Notes of any series then outstanding may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, or premium, if any, or interest.

DISCHARGE AND TERMINATION

  Defeasance of Certain Obligations

     We and the Guarantors, if any, may terminate certain of our and their obligations under the Indenture with respect to Notes of any series, including those described under the section "Certain Covenants," if:

          (1) we irrevocably deposit in trust with the Trustee cash or non-callable U.S. Government Obligations or a combination thereof sufficient to pay principal of and interest on such series of Notes to maturity, and to pay all other sums payable by us under the Indenture;

          (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

          (3) we shall have delivered to the Trustee an Opinion of Counsel from nationally recognized counsel acceptable to the Trustee or a tax ruling to the effect that the holders of the Notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of our option under such section and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised;

          (4) we deliver to the Trustee certain other documents called for by the Indenture, including an Officers' Certificate and Opinions of Counsel; and

          (5) we satisfy certain other conditions.

     Our payment obligations and the Guarantors' Guarantees, if any, shall survive until the Notes are no longer outstanding.

  Discharge

     The Indenture shall cease to be of further effect with respect to Notes of any series (subject to certain exceptions relating to compensation and indemnity of the Trustee and repayment to us of excess money or securities) when:

          (1) either all outstanding Notes of such series theretofore authenticated and issued (other than destroyed, lost or stolen Notes that have been replaced or paid) have been delivered to the Trustee for cancellation; or all outstanding Notes of such series not theretofore delivered to the Trustee for cancellation (a) have become due and payable or (b) will become due and payable at their stated maturity within one year and we have deposited or caused to be deposited with the Trustee as funds (immediately available to the holders in the case of clause (a)) in trust for such purpose an amount which, together with earnings thereon, will be sufficient to pay and discharge the entire indebtedness on such Notes of such series for principal and interest to the date of such deposit (in the case of

     Notes of such series which have become due and payable) or to the stated maturity, as the case may be;

          (2) we have paid all other sums payable by us under the Indenture; and

          (3) we have delivered to the Trustee an Officers' Certificate stating that all conditions precedent to satisfaction and discharge of the Indenture have been complied with, together with an Opinion of Counsel to the same effect.

GOVERNING LAW

     The Indenture provides that it will be governed by and will be construed in accordance with the laws of the State of New York.

THE TRUSTEE

     Chase Bank of Texas, National Association is the Trustee under the Indenture. Its address is 600 Travis Street, Suite 1150, Houston, Texas 77002. We have also appointed the Trustee as the initial Registrar and as initial Paying Agent under the Indenture.

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939, as amended), it must eliminate such conflict or resign.

     The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the holders of the Notes, unless such holders shall have offered the Trustee indemnity reasonably satisfactory to it.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     We have agreed pursuant to a registration rights agreement (the "Registration Rights Agreement") with the Initial Purchasers, for the benefit of the holders of the Notes, that we will, at our cost, use our best efforts to cause the registration statement of which this Prospectus is a part (the "Exchange Offer Registration Statement") to be declared effective under the Securities Act within 180 days after the Issue Date.

     Upon the effectiveness of the Exchange Offer Registration Statement, we will offer the applicable series of exchange notes in exchange for surrender of the corresponding series of outstanding notes. We will keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the Notes. For each Note surrendered to us pursuant to the Registered Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Note at maturity. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange thereof or, if no interest has been paid on such Note, from the date interest begins to accrue on such Note.

     Under existing SEC interpretations, the exchange notes would be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the exchange notes acquires the exchange notes in the ordinary course of its business, has no arrangement or understanding with any Person to participate in the distribution of the exchange notes and is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange offer Registration Statement. Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other Persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange offer Registration Statement in connection with the resale of such exchange notes.

     A holder of Notes (other than certain specified holders) who wishes to exchange such Notes for exchange notes in the Registered Exchange Offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an affiliate of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer, or if for any other reason the Registered Exchange Offer is not consummated within 180 days of the Issue Date, or if the Initial Purchasers so request with respect to Notes not eligible to be exchanged for exchange notes in the Registered Exchange Offer, or if any holder of Notes is not eligible to participate in the Registered Exchange Offer or does not receive freely tradeable exchange notes in the Registered Exchange Offer, at our cost we will:

          (1) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the Notes;

          (2) use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

          (3) keep the Shelf Registration Statement effective until the earlier of (a) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c),
     (e), (f) and (h) of Rule 144 and (b) two years from the Issue Date.

     We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder selling Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

If:

          (1) by June 20, 1999, neither the Registered Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or

          (2) after either the Exchange offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or exchange notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clause (1) through (2) being herein called a "Registration Default" and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), additional cash interest will accrue on the Notes and the exchange notes at the rate of 0.25% per annum for the first 90 days of the Registration Default Period and at the rate of 0.50% per annum thereafter for the remaining portion of the Registration Default Period, calculated on the principal amount of the Notes as of the date on which such interest is payable. Such interest is payable in addition to any other interest payable from time to time with respect to the Notes.

     If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all Notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

BOOK-ENTRY, DELIVERY AND FORM

     The exchange notes will be issued in fully registered form without interest coupons. The exchange notes will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the Trustee as custodian for The Depository Trust Company and registered in the name of a nominee of The Depository Trust Company. The Global Note (and any Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under "Transfer Restrictions."

     Upon the issuance of the Global Note, The Depository Trust Company will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of Persons who have accounts with such depositary. Ownership of beneficial interests in a Global Note will be limited to Persons who have accounts with The Depository Trust Company ("participants") or Persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of Persons other than participants).

     So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a Global Note, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of The Depository Trust Company and, if applicable, Morgan Guaranty Trust Company of New York, as operator of the Euroclear system ("Euroclear").

     Payments of the principal of, and interest on, the Global Note will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. Neither we, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in The Depository Trust Company will be effected in the ordinary way in accordance with The Depository Trust Company's rules and will be settled in same-day funds. Transfers between participants in Euroclear will be effected in the ordinary way in accordance with its rules and operating procedures.

     The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account The Depository Trust Company's interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, The Depository Trust Company will exchange the Global Note for Certificated Notes which it will distribute to its participants.

     The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meanings of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although The Depository Trust Company and Euroclear are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of The Depository Trust Company and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to us or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof).

     In addition, if:

          (1) The Depository Trust Company or any successor depositary (the "Depositary") notifies the Company in writing that it is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or

          (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the registered owner or holder of a Global Note (a "Global Note Holder") of its Global Note, Notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related Notes.

     Neither we nor the Trustee will be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of the related Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from such Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK FACILITIES

     As of December 31, 1998, we had $150.0 million outstanding under our revolving credit facility. We repaid all amounts on March 22, 1999 out of the proceeds of our borrowings from RBF Finance Co. Upon repayment, we terminated this Credit Facility.

     Cliffs Drilling currently maintains a $35 million revolving credit facility that matures May 31, 2000. At March 31, 1999, Cliffs Drilling had $0.4 million in letters of credit outstanding, leaving $34.6 million available under this credit facility.

R&B FALCON NOTES

     In April 1998, we issued four series of the senior notes with an aggregate principal amount of $1.1 billion (the "$1.1 Billion Senior Notes"). As a result, we received net proceeds of $1,082 million after deducting estimated offering related expenses. The $1.1 Billion Senior Notes bear interest at varying rates from 6.5% to 7.375%. Interest on the $1.1 Billion Senior Notes is payable semiannually on April 15 and October 15; and the $1.1 Billion Senior Notes mature at varying times from 2003 to 2018. The $1.1 Billion Senior Notes are unsecured obligations, ranking pari passu in right of payment with all of our other existing and future senior unsecured indebtedness. We used the proceeds from the offering of the $1.1 Billion Senior Notes to repay indebtedness of $874.4 million. We used the remainder of the net proceeds for planned capital expenditures, working capital and other general corporate purposes.

     In December 1998, we issued the $400 million principal amount of outstanding notes that are the subject of the exchange offer. As a result, we received net proceeds of approximately $392 million, after deducting estimated offering related expenses. We used the proceeds from the offering of these notes to reduce borrowings under our then existing revolving credit facility.

     On March 26, 1999, we issued $200 million of our 12 1/4% Senior Notes due 2006. Also on that date, RBF Finance Co., a limited purpose finance company affiliated with us, issued $400 million of its 11% Senior Secured Notes due 2006 and $400 million of its 11 3/8% Senior Secured Notes due 2009. We borrowed the proceeds from these notes from RBF Finance Co. in ten separate loans, each of which is secured by one of our drilling rigs or the construction contract to build a drilling rig. We also guaranteed the notes that RBF Finance Co. issued. We are using the proceeds from the loans from RBF Finance Co. to finance the costs of acquiring, constructing, repairing and improving the drilling rigs that are security for the loans. To the extent we have already paid these costs, we are using the proceeds for general corporate purposes, including the repayment of debt. We are using the net proceeds from our offering of the $200 million Senior Notes for general corporate purposes, including the repayment of debt. For accounting purposes, we will consolidate RBF Finance Co.

CLIFFS DRILLING NOTES

     Cliffs Drilling has outstanding an aggregate principal amount of $200.0 million of its 10 1/4% Senior Notes due 2003 (the "Cliffs Drilling Notes") and debt premium, net of amortization, of $3.1 million as of September 30, 1998. Interest on the Cliffs Drilling Notes is payable semi-annually during each May and November. The Cliffs Drilling Notes are unconditionally guaranteed on a senior unsecured basis by certain subsidiaries of Cliffs Drilling (the "Cliffs Subsidiary Guarantors"), which guarantees rank pari passu in right of payment with all senior indebtedness of the Cliffs Subsidiary Guarantors and senior to all subordinated indebtedness of the Cliffs Subsidiary Guarantors. The Cliffs Drilling Notes are redeemable on or after May 15, 2000 at a declining premium.

     The indenture under which the Cliffs Drilling Notes are issued imposes significant operating and financial restrictions on Cliffs Drilling. These restrictions affect, and in many respects limit or prohibit, the ability of Cliffs Drilling to incur additional indebtedness, make capital expenditures, create liens, sell assets, make dividends or other payments and take other actions.

                     UNITED STATES FEDERAL TAX CONSEQUENCES
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by an initial beneficial owner of Notes that, for United States federal tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date hereof, which are subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise), an estate whose income is subject to United States federal income taxation regardless of its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the previous sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons will also be United States persons. This discussion applies only to those Non-United States Holders who purchased Notes from the Initial Purchasers at the price set forth on the cover page of this Prospectus and hold the Notes as a capital asset. The tax treatment of the holders of the Notes may vary depending upon their particular situations. United States persons acquiring the Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction.

INTEREST

     Interest that we pay to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and, among other things, such Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock; (ii) is not a controlled foreign corporation with respect to the United States and to which we are a related person and (iii) certifies to us, our paying agent or the person who would otherwise be required to withhold United States tax, on Form W-8 or W-9 or substantially similar form signed under penalties of perjury, that such holder is not a United States person and provides such holder's name and address (the "Certification Requirement"). In the case of interest on a Note that is not "effectively connected with the conduct of a trade or business within the United States" and does not satisfy the three requirements of the preceding sentence, the Non-United States Holder's interest on a Note would generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate). If a Non-United States Holder's interest on a Note is "effectively connected with the conduct of a trade or business within the United States," then the Non-United States Holder will be subject to United States federal income tax on such interest income in essentially the same manner as a United States person and, in the case of a Non-United States Holder that is a foreign corporation, may also be subject to the branch profits tax.

GAIN ON DISPOSITION

     A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

FEDERAL ESTATE TAXES

     If interest on a Note is exempt from withholding of United States federal income tax under the rules described above, the Note held by an individual who at the time of death is a Non-United States Holder generally will not be subject to United States federal estate tax as a result of such individual's death.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, when required, report to the holders of the Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     In the case of payments of interest to Non-United States Holders, the general 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the Certification Requirement has been satisfied or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Information reporting and backup withholding requirements will apply to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

     The United States Treasury Department recently promulgated new regulations regarding the withholding and information reporting rules discussed above. In general, the new regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The new regulations require, however, that a foreign person furnish its taxpayer identification number in certain circumstances to claim a reduction in United States federal withholding tax and new rules are provided for foreign persons that hold debt instruments thorough a foreign intermediary. The new regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW REGULATIONS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

     This prospectus constitutes a part of a registration statement we have filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Accordingly, in this prospectus, we make reference to the registration statement and to its exhibits and schedules. For further information about us and about the securities we are offering in this prospectus, you should consult the registration statement and its exhibits and schedules. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of the document so filed as an exhibit to the registration statement. These statements are qualified in their entirety by these references.

                           INCORPORATION BY REFERENCE

     All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof are incorporated by reference into and to be a part of this prospectus from the date of filing of those documents.

     We are incorporating by reference the following documents we have filed with the SEC:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     - Current Report on Form 8-K/A filed January 20, 1999, amending Current Report on Form 8-K filed December 15, 1998; and

     - Current Report on Form 8-K filed March 16, 1999.

     You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

     R&B Falcon Corporation
     901 Threadneedle
     Houston, Texas 77079
     (281) 496-5000
     Attention: Investor Relations

                                 LEGAL MATTERS

     Certain legal matters with respect to the exchange notes offered hereby will be passed upon for us by Gardere Wynne Sewell & Riggs, L.L.P., Houston, Texas.

                                    EXPERTS


     The consolidated balance sheets of R&B Falcon Corporation as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The consolidated financial statements of Cliffs Drilling Company as of December 31, 1997 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent accountants, as stated in their report, which is incorporated by reference herein.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Amended and Restated Certificate of Incorporation and Bylaws of R&B Falcon Corporation require the indemnification of directors and officers to the fullest extent permitted by law.

     Section 145 of the Delaware General Corporation Law authorizes and empowers R&B Falcon Corporation to indemnify the directors, officers, employees and agents of R&B Falcon Corporation against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with R&B Falcon Corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of R&B Falcon Corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of
Section 145 of the General Corporation law of the State of Delaware.

     Article 6.1 of the Bylaws of R&B Falcon Corporation provides that R&B Falcon Corporation shall indemnify to the fullest extent authorized or permitted by law, any person made, or threatened to be made, a party to or otherwise involved in any action or proceeding by reason of the fact that he or she is or was a director or officer of R&B Falcon Corporation, at the request of R&B Falcon Corporation or by reason of the fact that such director or officer at the request of R&B Falcon Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           4.1           -- Indenture dated as of December 22, 1998 between R&B
                            Falcon Corporation, as Issuer, and Chase Bank of Texas,
                            National Association, as Trustee, with respect to Series
                            A and Series B of each of $100,000,000 9 1/8% Senior
                            Notes due 2003 and $300,000,000 9 1/2% Senior Notes due
                            2008 (incorporated by reference to Exhibit 4.21 of
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1998)
           4.2           -- Registration Rights Agreement dated as of December 17,
                            1998 among R&B Falcon Corporation and Credit Suisse First
                            Boston, Paribas Corporation and NationsBanc Montgomery
                            Securities LLC (incorporated by reference to Exhibit 4.6
                            of Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1998)
           5.1**         -- Opinion of Gardere Wynne Sewell & Riggs, L.L.P., counsel for R&B Falcon Corporation
          10.1**         -- Purchase Agreement dated December 17, 1998 among R&B
                            Falcon Corporation and Credit Suisse First Boston,
                            Paribas Corporation and NationsBanc Montgomery Securities
                            LLC
          12.1**         -- Statement regarding computation of ratio of earnings to fixed charges
          23.1*          -- Consent of Arthur Andersen LLP
          23.2*          -- Consent of Ernst & Young LLP
          24.1**         -- Power of Attorney (set forth on the signature pages
                            contained in Part II of this Registration Statement)

          25.1*          -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 on Form T-1 of Chase Bank of
                            Texas, National Association
          99.1**         -- Form of Letter of Transmittal
          99.2**         -- Form of Notice of Guaranteed Delivery

---------------

*  Filed herewith.
** Previously filed.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 10, 1999.

                                            R&B FALCON CORPORATION

                                            By:    /s/ STEVEN A. WEBSTER
                                              ----------------------------------
                                                      Steven A. Webster
                                                 Chief Executive Officer and
                                                           President

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          4.1            -- Indenture dated as of December 22, 1998 between R&B
                            Falcon Corporation, as Issuer, and Chase Bank of Texas,
                            National Association, as Trustee, with respect to Series
                            A and Series B of each of $100,000,000 9 1/8% Senior
                            Notes due 2003 and $300,000,000 9 1/2% Senior Notes due
                            2008 (incorporated by reference to Exhibit 4.21 of
                            Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1998).
          4.2            -- Registration Rights Agreement dated as of December 17,
                            1998 among R&B Falcon Corporation and Credit Suisse First
                            Boston, Paribas Corporation and NationsBanc Montgomery
                            Securities LLC (incorporated by reference to Exhibit 4.6
                            of Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1998)
          5.1**          -- Opinion of Gardere Wynne Sewell & Riggs, L.L.P., counsel for R&B Falcon Corporation.
         10.1**          -- Purchase Agreement dated December 17, 1998 among R&B
                            Falcon Corporation and Credit Suisse First Boston,
                            Paribas Corporation and NationsBanc Montgomery Securities
                            LLC.
         12.1**          -- Statement regarding computation of ratio of earnings to fixed charges.
         23.1*           -- Consent of Arthur Andersen LLP.
         23.2*           -- Consent of Ernst & Young LLP.
         24.1**          -- Power of Attorney (set forth on the signature pages
                            contained in Part II of this Registration Statement).
         25.1*           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 on Form T-1 of Chase Bank of
                            Texas, National Association.
         99.1**          -- Form of Letter of Transmittal.
         99.2**          -- Form of Notice of Guaranteed Delivery.

---------------

*  Filed herewith.
** Previously filed.